FOR IMMEDIATE RELEASE

Investor Contact
Whit Kincaid, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

DENNY’S CORPORATION ANNOUNCES ADDITIONAL SIX MILLION SHARE COMMON STOCK REPURCHASE PROGRAM

SPARTANBURG, S.C., May 18, 2012 – Denny’s Corporation (NASDAQ: DENN), one of America’s largest full-service family restaurant chains, today announced that its Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to another six million shares of its common stock, in addition to repurchases previously authorized.  Under the authorization, the Company may purchase common stock from time to time in the open market or in privately negotiated transactions.

The Company also announced that, as of May 17, 2012, it has approximately 1.6 million shares remaining in its current six million share stock repurchase program announced April 4, 2011.

The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, trading volume and general market conditions. As of April 27, 2012, the Company had 96,152,815 shares of common stock outstanding.

About Denny’s Corporation

Denny's is one of America's largest full-service family restaurant chains, currently operating 1,680 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.